Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Rachel Kennedy
Senior Director, Investor Relations & Corp Comm	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
mgraham@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2013

Continued Growth in Testing Volumes as NIPT Market Leader

SAN DIEGO, Calif. – July 24, 2013 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported total revenues of $34.9 million for the second quarter of 2013, an increase of 91% compared to revenues of $18.3 million for the second quarter of 2012.

Revenues from the Sequenom CMM diagnostics services operating segment were $24.5 million in the second quarter of 2013, up from $8.1 million in the prior year period. For the second quarter 2013, diagnostic revenues accounted for 70% of total revenues, versus 76% in the first quarter of 2013. Revenues from the Sequenom CMM diagnostics services operating segment are recorded primarily on a cash basis.

Along with many other companies in the diagnostics industry, Sequenom CMM experienced delays in receipt of payments as a result of molecular diagnostics coding changes adopted by CMS, Medicaid and third party payors. These changes include the elimination and replacement of certain molecular diagnostics billing codes. Several payors are requesting additional information to process claims for services, and certain payors, including most state Medicaid plans, have not implemented the new codes, or in some cases are no longer providing coverage for certain tests. In addition to the impact of these coding changes, Sequenom CMM transitioned from an out-sourced billing provider to an in-house billing system during the quarter, and lower than expected collections by the external billing provider also contributed to the decline in diagnostic revenues.

Approximately 50% of diagnostic revenues reported for the second quarter 2013 are attributable to tests performed in the same period. Second quarter 2013 revenues from the genetic analysis operating segment of $10.3 million increased 2% as compared to the same period in 2012, at $10.1 million.

Total tests accessioned increased nearly 130% to 46,700 patient samples during the second quarter of 2013. Approximately 38,000 of those patient samples tested during the second quarter were MaterniT21 PLUS test samples, compared to approximately 35,000 in the first quarter of 2013, growing approximately 9% sequentially.

Total cost of revenues increased to $24.3 million for the second quarter of 2013, compared to $13.1 million for the prior year period. Cost of revenues increased primarily due to the significant increase in Sequenom CMM’s test volumes and costs to support increased testing capacity.

Overall gross margin for the second quarter of 2013 was 30% as compared to gross margin of 28% for the second quarter of 2012. This improvement is attributable primarily to the positive contribution from the Sequenom CMM diagnostic services business resulting from collections for accessions in prior quarters and improved efficiencies in processing patient samples. Gross margin for the Sequenom CMM diagnostics services business in the second quarter of 2013 was approximately 16%, as compared to a negative gross margin in the second quarter of 2012. Gross margin for the genetic analysis business for the second quarter of 2013 was 64%, flat as compared to the prior year period.

Total operating expenses for the second quarter of 2013 were $39.2 million, as compared to total operating expenses of $34.3 million for the second quarter of 2012, and down sequentially from total operating expenses of $41.0 million for the first quarter of 2013.

Selling and marketing expenses increased to $13.5 million for the second quarter of 2013 from $11.3 million year-over-year, resulting primarily from higher labor costs associated with the expansion of the Sequenom CMM sales force and increased headcount to support commercial operations. Research and development expenses of $13.0 million for the second quarter of 2013 were comparable to $13.1 million in the second quarter of 2012, and down sequentially from research and development expenses of $13.8 million for the first quarter of 2013.

General and administrative expenses for the second quarter of 2013 were $12.7 million, as compared to $9.9 million for the second quarter of 2012, primarily due to increased legal expenses associated with patent litigation, increased internal billing costs due to the transition to an in-house billing function and increased headcount to support the Company’s operations. General and administrative expense was down sequentially from $13.5 million from the first quarter of 2013.

Net loss for the second quarter of 2013 was $31.0 million, or $0.27 per share, as compared to net loss of $29.6 million, or $0.26 per share, for the same period in 2012.

“We are disappointed by the delay in the collection of diagnostic segment revenues during the second quarter, as pressure associated with coding and billing policies on the national level are slowing the timing of reimbursement. We are in the process of working through these challenges and expect to see improvements in collections during the second half of 2013,” said Paul V. Maier, Sequenom’s CFO. “We have seen remarkable growth in the last year, but we have also identified opportunities for renewed efficiencies with regard to our spending plans in the last half of this year. Going forward, we plan to implement expense reduction initiatives to reduce our net operating loss as we work to improve reimbursement.”

First Half Results

For the first half of 2013, the Company reported revenues of $73.3 million, an increase of 121% from revenues of $33.2 million for the first half of 2012. Revenues in the first half of 2013 from the Sequenom CMM diagnostics services operating segment grew 316%, while revenues from the genetic analysis operating segment decreased 3% in the first half of 2013 as compared to the prior year period.

Gross margin for the first half of 2013 was 33% of revenues as compared to gross margin of 29% for the first half of 2012, a difference primarily attributable to the improved gross margin associated with the increased test volumes for Sequenom CMM’s diagnostic services.

Total operating expenses for the first half of 2013 were $80.2 million, as compared to total expenses of $63.2 million for the first half of 2012. This change reflects increased selling and marketing expenses resulting primarily from higher labor costs associated with increased headcount to support operations and the continued expansion of the diagnostic services infrastructure. Total stock-based compensation expense was $5.7 million for the first half of 2013, down from $6.1 million as compared to the first half of 2012.

Net loss for the first half of 2013 was $60.4 million, or $0.52 per share, as compared to net loss of $54.0 million, or $0.48 per share for the same period in 2012, reflecting an increase in costs associated primarily with the growth in sales volume of the MaterniT21 PLUS LDT.

Net cash used in operating activities was $56.3 million for the first half of 2013, compared to $42.9 million in the same period in the prior year. The increase in cash burn included an additional investment of approximately $10 million in diagnostic inventory for safety stock to support expanded test capacity and commencement of commercial operations in the Sequenom CMM North Carolina facility, partially offset by an increase of approximately $4.6 million in accounts payable and accrued expenses.

The Company also used cash for capital investments of $9.1 million and debt repayments of $3.7 million during the first half of 2013. As of June 30, 2013, total cash, cash equivalents, and marketable securities were $106.9 million.

Operational Updates

The annualized run rate for the MaterniT21 PLUS test at the end of the second quarter surpassed 150,000 samples.

“We have managed through challenges associated with the tremendous growth in our business following the launch of MaterniT21 PLUS. Uncertainties associated with the newly introduced coding changes in the molecular diagnostics industry have impaired our ability to collect from payors during the first half of 2013. As with others in the industry, we believe that we should be paid for services already provided to patients in the first half of this year. Although the timing and magnitude of these payments is uncertain, we expect improvements in collections in the second half,” said Harry F. Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “We are taking actions to reduce costs and improve our overall financial performance, including curtailment of services for which there is no current reimbursement available.”

Sequenom CMM continues in its negotiations with the payor community. As of June 30, 2013, more than 74 million lives are covered for the MaterniT21 PLUS LDT. After the recent roll-out of the national contract with the Blue Cross and Blue Shield Association (BCBSA), we have now begun to enter into contracts with additional BCBS affiliates and are continuing our efforts to sign contracts with additional companies. Based on recent projections, we are on track to reach our stated internal goal of 120 million lives covered by the end of this year.

The Company announced in June that the Sequenom CMM completed the build-out and validation of an additional laboratory location in Raleigh-Durham, NC, and is now processing patient samples commercially. This additional capacity is expected to contribute to the reduction of the costs associated with increased testing volumes over time.

Sequenom’s international business continues to grow as the Company recently announced technology and licensing agreements with Laboratoire Cerba in France for noninvasive prenatal aneuploidy testing, gaining access to its network in France, Belgium, Luxembourg and portions of the Middle East and Africa.

Conference Call Information

A conference call hosted by Harry F. Hixson, Jr., Ph.D., Chairman and CEO, and other members of senior management will take place today, July 24, at 5:00 pm ET (2:00 pm PT) and will be webcast live on the Sequenom website. To access the live teleconference call, dial 800-860-2442 in the U.S. and 412-858-4600 for international callers. Please specify to the operator that you would like to join the “Sequenom Second Quarter 2013 Earnings Conference Call.” If you are unable to listen to the live webcast, a teleconference replay will be available until Wednesday, July 31, 2013. Interested parties can access the replay by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10031140.

The conference call webcast is accessible through the “Investors” section of the Sequenom website at http://ir.sequenom.com. An online replay will be available following the initial broadcast until Friday, August 23, 2013.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) is a CAP accredited and CLIA-certified molecular diagnostics reference laboratory currently with three locations dedicated to the development and commercialization of laboratory-developed tests for prenatal and eye conditions and diseases. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used by health care professionals in managing patient care. Testing services are available only upon request by physicians. Sequenom CMM works closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Sequenom CMM scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.sequenomcmm.com for more information on laboratory testing services.

SEQUENOM®, and MaterniT21™ PLUS are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s expectations regarding improvements in reimbursement and collections of diagnostic segment revenues during the second half of 2013 and the magnitude and timing of such improvements, opportunities for renewed efficiencies with regard to the Company’s spending plans for the second half of 2013 and the Company’s plan to implement expense reduction initiatives to reduce net operating loss, the annualized run rate for the MaterniT21 PLUS test at the end of the second quarter, the Company’s actions to reduce costs and improve overall financial performance and the Company’s expectations and the impact of such actions on the Company, Sequenom CMM’s ongoing negotiations with payors and continuing efforts to sign contracts with payors, Sequenomm CMM’s internal goal of 120 million lives covered by the end of 2013 and expectations to reach that goal, Sequenom CMM’s expectations and the impact of the additional capacity of the North Carolina laboratory on costs associated with increased testing volumes over time, and Sequenom CMM’s dedication to the development and commercialization of laboratory-developed tests for prenatal and eye conditions and diseases and changing the landscape in genetic diagnostics, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS test, reliance upon the collaborative efforts of other parties such as, without limitation, healthcare providers, international distributors and licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company’s business, government regulation particularly with respect to diagnostic products and laboratory developed tests, publication processes, the performance of designed product enhancements, the Company’s ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostics, laboratory developed tests, and genetic analysis platforms, the Company’s financial position, the timing and amount of reimbursement that Sequenom CMM receives from payors for its laboratory developed tests, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, litigation involving the Company, and other risks detailed from time to time in the Company’s most recently filed Quarterly Report on Form 10-Q, its most recently filed reports on Form 8-K, and its most recently filed Annual Report on Form 10-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Diagnostic services	$24,526	$8,110	$53,609	$12,890
Genetic analysis product sales and services	10,325	10,142	19,740	20,282

Total revenues	34,851	18,252	73,349	33,172

Cost of revenues:

Cost of diagnostic services	20,634	9,407	41,713	16,278
Cost of genetic analysis product sales and services	3,699	3,698	7,158	7,121

Total cost of revenues	24,333	13,105	48,871	23,399

Gross margin	10,518	5,147	24,478	9,773

Operating expenses:

Selling and marketing	13,452	11,310	27,109	20,987
Research and development	13,019	13,070	26,853	24,914
General and administrative	12,735	9,949	26,218	17,299

Total operating expenses	39,206	34,329	80,180	63,200

Loss from operations	(28,688)	(29,182)	(55,702)	(53,427)
Interest expense, net	(2,121)	(299)	(4,290)	(546)
Other income (expense), net	(80)	(116)	(245)	(45)

Loss before income taxes	(30,889)	(29,597)	(60,237)	(54,018)
Income tax expense	(134)	(20)	(146)	(22)

Net loss	$(31,023)	$(29,617)	$(60,383)	$(54,040)

Net loss per common share, basic and diluted	$(0.27)	$(0.26)	$(0.52)	$(0.48)

Weighted average number of shares outstanding, basic and diluted	115,174	114,549	115,107	112,531

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash, cash equivalents and marketable securities	$106,915	$175,942
Accounts receivable, net	10,071	7,887
Inventories	20,432	10,570
Other current assets and prepaid expenses	4,634	3,075

Total current assets	142,052	197,474
Property, equipment and leasehold improvements, net	32,721	33,494
Other assets	17,987	17,987

Total assets	$192,760	$248,955

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$22,257	$16,469
Accrued expenses	21,243	24,507
Long-term debt and obligations, current portion	7,619	7,601
Other current liabilities	2,664	2,713

Total current liabilities	53,783	51,290
Long-term liabilities	145,365	149,658
Total stockholders’ equity (deficit)	(6,388)	48,007

Total liabilities and stockholders’ equity (deficit)	$192,760	$248,955

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